Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of our report dated March 1, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Easterly Government Properties, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2017.  We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Easterly Government Properties, Inc. of our report dated July 28, 2017 relating to the statement of revenues and certain expenses of the Department of Veterans Affairs (VA) Ambulatory Care Center (VA – Loma Linda), which appears in Easterly Government Properties, Inc.’s Current Report on Form 8-K/A dated July 28, 2017 for the period from May 27, 2016 through December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA

March 16, 2018